Exhibit 99.1
                              Press Release

Release Date:  December 16, 2004                     Contact: Robert W. White
               at 6:30 p.m. EST                                (215) 886-8280


                  ABINGTON BANK COMPLETES MUTUAL HOLDING
                         COMPANY REORGANIZATION

     Jenkintown, Pennsylvania (December 16, 2004) -- Abington Bank announced today that it has completed its reorganization to the mutual holding company form and the related subscription offering for shares of the new "mid-tier" holding company, Abington Community Bancorp, Inc. Trading is expected to commence on Friday, December 17, 2004, on the NASDAQ National Market under the symbol "ABBC."

     In the subscription offering, Abington Community Bancorp sold 7,141,500 shares to eligible depositors in the first priority category of the offering. The shares were sold for $10.00 per share resulting in aggregate gross proceeds of $71,415,000. Since the offering was oversubscribed in the first category, all other subscribers will not receive any shares. Also, as a result of the over-subscription, eligible depositors may receive fewer shares than they subscribed for as a result of the required allocation. Keefe, Bruyette & Woods, Inc. acted as the marketing agent for the subscription offering.

     The bank's employee stock ownership plan ("ESOP"), which was in the second priority category, also did not receive any shares in the subscription offering. The ESOP expects to purchase shares in the open-market after trading begins.
The purchases by the ESOP, which will be up to 571,320 shares in amount, will be made over time by the ESOP depending upon, among other things, market conditions.

     Robert W. White, Chairman, President and Chief Executive Officer of Abington Bank, Abington Community Bancorp, Inc. and Abington Mutual Holding Company, said "we are gratified by the overwhelming support for our reorganization and the offering that we received from our depositors. We pledge our best efforts in continuing to provide first-class banking service to our customers. We also look forward to the opportunities ahead and to serving our new shareholders."

     Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as seven additional full service branch offices and four limited service banking offices located in Montgomery and Bucks Counties, Pennsylvania. As of September 30, 2004, Abington Bank had $657.7 million in total assets, $389.1 million in deposits and $56.0 million in retained earnings.

     THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS REGARDING, AMONG OTHER THINGS, EXPECTED COMMENCEMENT OF TRADING IN THE SHARES OF ABINGTON COMMUNITY BANCORP, INC. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY THE FACT THAT THEY DO NOT RELATE STRICTLY TO HISTORICAL OR CURRENT FACTS. THEY OFTEN INCLUDE WORDS LIKE "BELIEVE," "EXPECT," "ANTICIPATE," "ESTIMATE" AND "INTEND" OR FUTURE OR CONDITIONAL VERBS SUCH AS "WILL," "WOULD," "SHOULD," "COULD" OR "MAY." WE UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS.